Exhibit 4.4

10% CONVERTIBLE PROMISSORY NOTE

THIS PROMISSORY NOTE AND THE SECURITIES THAT MAY BE OBTAINABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

10% CONVERTIBLE PROMISSORY NOTE

U.S. $ 475,000	February 1, 2011

FOR VALUE RECEIVED, the undersigned, Radiant Oil & Gas, Inc., a Nevada corporation (the “Company”), hereby unconditionally promises to pay Fermo C. Jaeckle (the “Holder”), on the Maturity Date (as defined in Section 1 hereof) to the order of the Holder, in lawful money of the United States of America and in immediately available funds, the principal amount of Four Hundred Seventy-Five Thousand ($475,000) Dollars (the “Principal Amount”).  Interest shall accrue the rate of 10% per annum (“Interest”) based on a 360 day year and shall be payable for the actual number of days the Note is outstanding on the Maturity Date unless earlier converted pursuant to Section 2 hereof.

This Note shall be binding upon the Company and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns.  The Company may not assign or delegate any of its duties or obligations under this Note without the written consent of the Holder.

This Note is one of a series of 10% convertible promissory notes of like tenor and ranking made by the Company in favor of certain investors and issued, from time to time (collectively, the “Notes”) pursuant to that certain Securities Purchase Agreement by and between the Company and certain investors, including the Holder, of even date herewith (the “Securities Purchase Agreement”).  Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby.

1.

Maturity.  Unless otherwise converted into Preferred Stock, as hereinafter defined, this Note shall mature on July 31, 2011 (such date, the “Maturity Date”).  On the Maturity Date, unless, and to the extent, converted into Preferred Stock, any and all outstanding principal and Interest due and owing under the Note shall be immediately paid by the Company.

2.

Conversion.

(a)

General. The entire Principal Amount of this Note, along with all accrued Interest thereon, shall, at the option of the Holder, be convertible at any time prior to the Maturity Date into the Company’s Series A Convertible Redeemable Preferred Stock (“Preferred Stock”) at a conversion price (the “Conversion Price”) equal to $30.00 per share of Preferred Stock.  To exercise such optional conversion, Holder must complete the attached Optional Conversion Notice Addendum (the “Addendum”), and deliver the original of this Note (or an affidavit of loss reasonably acceptable to the Company) and the executed Addendum to the Company on or before that date that is within 10 business days following the Maturity Date.  Subject to the terms below, the conversion will be effective two (2) business days following the Company’s receipt of the original of this Note and the Addendum.  If such conversion is effected in connection with an offering (the “Next Round Financing”) of Preferred Stock by the Company, the Preferred Stock issued to the Holder shall have rights, preferences, privileges and restrictions (including, without limitation, registration rights, preemptive rights and any other contractual rights) identical to those granted to or received by the other investors in the Next Round Financing. The Company covenants to cause such securities, when issued pursuant to this Section 2(a), to be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof, other than any taxes, liens or charges not caused by the Company.

(b)

Rights as a Stockholder. Holder shall not be entitled to vote or receive distributions or be deemed the holder of Preferred Stock or any other securities of the Company which may at any time be issuable upon the conversion of this Note for any purpose, nor shall anything contained herein be construed to confer upon Holder, as such, any of the rights of a stockholder of the Company or any right to vote as a stockholder of the Company or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of equity securities of the Company, reclassification of equity securities of the Company, consolidation, merger, transfer of assets or otherwise) or to receive notice of meetings, or to receive distributions or subscription rights or otherwise unless and until this Note is converted in accordance with the terms hereof.

(c)

Reservation of Preferred Stock. The Company shall reserve and keep available out of its authorized but unissued shares of Preferred Stock, solely for the purpose of conversion of this Note, that number of shares of Preferred Stock equal to the number of shares of Preferred Stock into which the Note is convertible based upon the Conversion Price.

3.

Adjustments. The Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(a)

Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Preferred Stock or any other equity or equity equivalent securities payable in shares of Preferred Stock, (B) subdivides outstanding shares of Preferred Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Preferred Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Preferred Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Preferred Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Preferred Stock outstanding immediately after such event and the number of shares issuable upon conversion of this Note shall be proportionately adjusted.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)

Mergers, Consolidations, Etc. Subject to Section 2 above, in the event of any consolidation or merger of Company with or into another corporation or the conveyance of all or substantially all of the assets of Company to another corporation or entity, this Note shall thereafter be convertible into the number of shares of capital stock or other securities or property to which a holder of the number of Preferred Stock deliverable upon conversion hereof would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest of Holder thereafter, to the end that the provisions set forth herein (including provisions with respect to adjustments in the Conversion Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion hereof.

4.

Events of Default.  The term “Event of Default” shall mean any of the events set forth in this Section 4:

(a)

the Company shall default in the performance of, or violate any of the covenants and agreements contained in this Note or in the Securities Purchase Agreement, including without limitation, the failure to pay amounts due under this Note on its Maturity Date, or any of the other Notes on their Maturity Date;

(b)

any representation, warranty or certification made by or on behalf of the Company in this Note or in the Securities Purchase Agreement shall have been incorrect in any material respect when made;

(c)

there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s business for a continuous period of 20 days or it ceases to operate as going concern;

(d)

if the Company shall:

(i)

admit in writing its inability to pay its debts generally as they become due;

(ii)

file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)

convey any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or make an assignment for the benefit of creditors;

(iv)

consent to the appointment of a receiver, trustee, custodian or similar official, for the Company or any material portion of the property or assets of the Company;

(v)

on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or

(vi)

file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(e)

if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company, a receiver of the whole or any substantial part of the Company’s assets, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof; or

(f)

if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of the Company’s assets and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control.

If any Event of Default described in clause (d) of Section 4 shall occur, the Principal Amount of this Note, together with all accrued and unpaid Interest shall automatically be and become immediately due and payable, without notice or demand.

If any Event of Default (other than any Event of Default described in clause (d) of Section 4) shall occur for any reason, whether voluntary or involuntary, and be continuing, for ten (10) days after notice, the Holder may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount, together with all accrued and unpaid Interest, to be due and payable, whereupon the full unpaid Principal Amount hereof, together with all accrued and unpaid Interest shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

5.

Remedies. In case any one or more of the Events of Default specified in Section 4 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce the Holder’s rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder.

6.

Amendments and Waivers. The terms of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the Holder’s consent.

7.

Notices.

(a)

Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

(b)

Any party may give any notice, request, consent or other communication under this Note using any other means (including personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.

8.

Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

9.

Governing Law. This Note shall be governed by and construed under the laws of the State of New York applicable to agreements made and to be performed entirely within such jurisdiction.

10.

Waivers. The nonexercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

11.

Attorneys’ Fees; Costs. If this Note is not paid when due or if any Event of Default occurs, the Company promises to pay all costs of enforcement and collection, including but not limited to, Holder’s  attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

Signature

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Note as of the date first written above.

COMPANY:

RADIANT OIL & GAS, INC.

By: /s/ John M. Jurasin

Name: John Jurasin

Title: Chief Executive Officer

Optional Conversion Notice

______________________, the registered holder of this 10% Convertible Promissory Note, issued ________, 2010, hereby gives notice of the conversion of all outstanding principal and accrued interest into Common Stock of Radiant Oil & Gas, Inc. at a conversion price equal to $30.00 per share of Series A Convertible Redeemable Preferred Stock

Signature of Holder:

______________________________________________

(must be in exact name as listed on the first page of this Note)